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                                                                    EXHIBIT 99.1


MEDAPHIS(TM) NEWS


[MEDAPHIS LOGO]

MEDAPHIS CORPORATION

2700 Cumberland Parkway
Suite 300
Atlanta, Georgia 30339
(770) 444-4000


FOR IMMEDIATE RELEASE


                                                      INVESTOR CONTACT:
                                                      Caryn Dickerson
                                                      Medaphis
                                                      (770) 444-5357


                 MEDAPHIS ANNOUNCES FEBRUARY 20TH CLOSING DATE
                  FOR $275 MILLION LONG-TERM FINANCING PACKAGE

ATLANTA, GEORGIA - (February 18, 1998) - Medaphis Corporation [NASDAQ: MEDA] said today that, on February 20, 1998, it plans to close the long-term financing package the Company announced on January 26, 1998. The net proceeds from the $275 million financing package will be used to refinance Medaphis' existing $210 million loan facility, maturing in 1999, and for general corporate purposes. Medaphis had earlier announced that it expected to close the financing package by March 31, 1998.

The financing package consists of $175 million 9 1/2 % Senior Notes due 2005 and a fully underwritten $100 million three-year revolving credit facility, which facility will be guaranteed by Medaphis' domestic subsidiaries and secured by a first-priority lien on substantially all material assets of the Company and its domestic subsidiaries. The Company priced the Senior Notes in the Rule 144A market on February 17, 1998. The settlement date is February 20, 1998. The revolving credit facility is contingent upon customary closing conditions and the completion

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of the Senior Notes offering; the Senior Notes offering is contingent upon customary closing conditions.


ABOUT MEDAPHIS CORPORATION

Medaphis is a leader in delivering healthcare information products and services, together with enabling technologies in selected industries. Based in Atlanta, Georgia, Medaphis currently services approximately 20,700 physicians and 2,700 hospitals across the nation, and more than 100 systems integration customers in service industries such as healthcare, communications, energy and financial services.

The senior notes have not been registered and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes or any other securities.


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